Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

BETWEEN

FLOTEK INDUSTRIES, INC.

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION

Dated as of August 31, 2007

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Exhibits

Exhibit A	Compliance Certificate
Exhibit B	Working Capital Loan Borrowing Base Certificate
Exhibit C	Form of Request for Advance
Exhibit D	Form of Joinder Agreement

Schedules

Schedule 1.01	Real Property
Schedule 6.12	Subsidiaries
Schedule 8.02	Existing Indebtedness
Schedule 8.08	Existing Investments

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AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement dated as of August 31, 2007, is between FLOTEK INDUSTRIES, INC., a Delaware corporation (the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (the “Bank”).

A. The Borrower and the Bank are parties to the Amended and Restated Credit Agreement (as the same has been amended, supplemented and modified, the “Existing Credit Agreement”) dated as of January 4, 2007 (the “Original Effective Date”).

B. The Borrower has requested that the Existing Credit Agreement be amended and restated in its entirety as more fully set forth herein.

C. The Bank is willing to so amend and restate the Existing Credit Agreement on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Acceptable Security Interest” means with respect to any Property, a Lien that (i) exists in favor of the Bank, (ii) is superior to all other Liens (except Permitted Liens), (iii) secures the Obligations, and (iv) is perfected and enforceable against all Persons.

“Accounts Receivable” has the same meaning as the term “Accounts” as defined in the Security Agreement to the extent there exists an Acceptable Security Interest on same.

“Acquisition” means the purchase by the Borrower or a Subsidiary of Borrower of 100% of the Equity Interests in SES from the Sellers pursuant to the terms and conditions of the Acquisition Documents.

“Acquisition Documents” means (i) the Stock Purchase Agreement dated as of August 31, 2007, between the Sellers and Flotek Industries, Inc. and (ii) all assignments, agreements and other documents executed and delivered in connection therewith.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Advance for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Advance” means an advance by the Bank to the Borrower pursuant to Article II.

“Advance Date” means, with respect to each Advance, the Business Day upon which the proceeds of such Advance are to be made available to the Borrower.

“Advance Request” means a request by the Borrower for an Advance in accordance with Section 2.02.

“Affiliate” of any Person means any other Person directly or indirectly controlled by, controlling or under common control with such Person, and also includes all general partners in such Person. A Person shall be deemed to control an entity if such Person (i) possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise or (ii) owns directly or indirectly 10% or more of the outstanding Equity Interests of such Person.

“Agreement” means this Credit Agreement, as the same may be amended, supplemented, restated or modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Bank” has the meaning specified in the introduction to this Agreement.

“Base Rate”, when used in reference to any Advance, refers to whether such Advance bears interest at a rate determined by reference to the Alternate Base Rate.

“Borrower” has the meaning specified in the introduction to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City and Houston, Texas are authorized or required by Law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank eurodollar market.

“Capital Expenditures” means expenditures for plant, property and equipment less the sum of (i) any such expenditures incurred with the proceeds of Indebtedness plus (ii) any reimbursement from customers of “lost in-hole” rental tools.

“CAVO” means Cavo Drilling Motors, Ltd. Co., a Texas limited liability company.

“CAVO Regulations” means the letter agreement between B.L. Perez and Turbeco, Inc. setting forth certain matters relating to the operations of CAVO.

“Change of Control” means (i) any Person or “group” of Persons (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) shall have (A) acquired, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the combined voting power of all outstanding voting securities of the Borrower or (B) obtained the power (whether or not exercised) to elect a majority of the Borrower’s directors or (ii) a majority of the members of the Board of Directors of the Borrower shall not be Continuing Directors.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning set forth in the Security Agreement.

“Commitments” means the obligations of the Bank under the terms and conditions set forth in the Loan Documents to make Advances under the Equipment Loan Commitment and the Working Capital Commitment.

“Compliance Certificate” means, as of any date, a certification of the chief financial officer of the Borrower demonstrating compliance by the Borrower and its Subsidiaries with the provisions of Section 8.01 through Section 8.12 and substantially in the form of Exhibit A.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries for such period determined in accordance with GAAP; provided, however, that there shall be excluded:

(i) the income (or loss) of any Person (other than a Subsidiary) in which any Credit Party has an ownership interest, except to the extent that any such income has been actually received by such Credit Party in the form of cash dividends or similar cash distributions,

(ii) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period,

(iii) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, conversion, exchange or other disposition of capital assets,

(iv) any gains resulting from the write-up of assets (but not any loss resulting from any write-down of assets), and

(v) any net income or gain (but not any loss) during such period from (A) any change in accounting principles in accordance with GAAP, (B) any prior period adjustments resulting from any change in accounting principles in accordance with GAAP, (C) any extraordinary items or (D) any discontinued operations or the disposition thereof.

“Continuing Directors” means the directors of the Borrower on the date hereof and each other director if such director’s nomination for election to the Board of Directors of the Borrower is recommended by a majority of the then Continuing Directors.

“Credit Extension” means, at the date of such determination, the aggregate amount of all outstanding Advances.

“Credit Parties” means the Borrower and the Guarantors.

“Current Maturities” as of any date means the Indebtedness scheduled to be paid during the twelve month period beginning on such date.

“Deed of Trust” means each mortgage, deed of trust, security agreement, fixture financing statement and assignment of rent executed by the applicable Credit Party to the Bank or the trustee named therein granting Liens on the tracts of real property owned or leased by such Credit Party located in the counties and states shown on Schedule 1.1 or as otherwise required by Section 7.10(b).

“Default” means an Event of Default or any event or condition that, with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of the United States, any state thereof, the District of Columbia or Puerto Rico.

“EBITDA” means, with respect to any period, the sum of (i) the Borrower’s Consolidated Net Income for such period plus (ii) to the extent deducted in determining the Borrower’s Consolidated Net Income, interest expense, taxes, depreciation, amortization and other non-cash charges for such period; provided, however, that EBITDA shall be subject to pro forma adjustments approved by the Bank for acquisitions and dispositions of lines of businesses.

“Effective Date” means the date on which the conditions set forth in Section 5.01 are satisfied.

“Eligible Accounts Receivable” means, as to the Borrower and its Subsidiaries on a consolidated basis at any time of determination, all Accounts Receivable of such Persons, each of which meets all of the following criteria on the date of any determination:

(a) the payment of such Account Receivable is not more than 90 days past the invoice date;

(b) such Account Receivable was created in the ordinary course of business of the Borrower or any Subsidiary;

(c) such Account Receivable represents a legal, valid and binding payment obligation of the account debtor enforceable in accordance with its terms and arises from an enforceable contract, the performance of which, insofar as it relates to such Account Receivable, has been completed by the Borrower or such Subsidiary;

(d) the Borrower or such Subsidiary has good and indefeasible title to such Account Receivable, and the Bank holds an Acceptable Security Interest in such Account Receivable;

(e) such Account Receivable is not evidenced by a promissory note, chattel paper or other instrument that is not in the actual possession of the Borrower;

(f) such Account Receivable is not subject to any set-off, counterclaim, defense, allowance or adjustment and there has been no dispute, objection or complaint by the account debtor concerning its liability for such Account Receivable, and the Inventory, the sale of which gave rise to such Account Receivable, has not been returned, rejected, lost or damaged;

(g) the account debtor with respect to such Account Receivable is domiciled in and organized under the laws of the United States and such Account Receivable is denominated in dollars;

(h) such Account Receivable, together with all other Accounts Receivable due from the same account debtor, does not comprise more than 25% of the aggregate Eligible Accounts Receivable;

(i) such Account Receivable is not due from the United States government, any state or municipal government or any agency of any of same;

(j) unless otherwise approved by the Bank, such Account Receivable is not due from an account debtor that (i) has at any time more than 20% of its aggregate Accounts Receivable owed to the Borrower more than 90 days past due, (ii) is the subject of a proceeding under the United States Bankruptcy Code or any similar proceeding or (iii) the Bank has notified the Borrower does not have a satisfactory credit standing (as determined in the sole discretion of the Bank);

(k) such Account Receivable is not due from any Affiliate of a Credit Party;

(l) such Account Receivable is not the result of a credit balance relating to an Account Receivable more than 90 days past the invoice date; and

(m) such Account Receivable does not relate to work-in-progress or finance or service charges.

“Eligible Inventory” means inventories of products located in the United States that are not in transit, work in progress, damaged, defective, obsolete, unmerchantable and/or aged more than one year. In addition to the above, Inventory will be deemed Eligible by the Bank subject to inventory test counts conducted during initial and subsequent working capital collateral audits.

“Environmental Laws” means any laws, statutes, regulations, rules, orders or determinations of any governmental authority pertaining to health or the environment in effect in any and all jurisdictions in which the Borrower and its Subsidiaries are or at any time have done business or where the Property of the Borrower or any Subsidiary of the Borrower is located, including the Clean Air Act; the Comprehensive Environmental Response, Compensation and Liability Act; the Federal Water Pollution Control Act; the Resource Conservation and Recovery Act; the Safe Drinking Water Act; the Superfund Amendments and Reauthorization Act of 1986; the Toxic Substances Control Act; the Occupational Safety and Health Act; the Federal Insecticide, Fungicide and Rodenticide Act and other environmental conservation and environmental protection laws.

“Equipment” means equipment that is the subject of the appraisal described in Section 5.01(h) and similar equipment acquired by the Borrower or any Subsidiary after the date hereof.

“Equipment Loan” has the meaning specified in Section 2.01(b).

“Equipment Loan Commitment” means the Bank’s Commitment to make Advances in the aggregate amount of $36,000,000.

“Equipment Note” means a promissory note payable to the order of the Bank evidencing the Equipment Loan, together with all modifications, extensions, renewals and rearrangements thereof.

“Equity Interests” means (i) any capital stock, partnership, joint venture, member or limited liability or unlimited liability interest, beneficial interest in a trust or similar entity, or other equity interest in another Person of whatever nature, and (ii) any warrants, options or other rights to acquire such stock or interests.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Advance, refers to whether such Advance bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” means the occurrence of any one or more of the events referred to in Section 9.1 hereof.

“Excess Cash Flow” means, with respect to any fiscal year of the Borrower, an amount equal to (a) the Borrower’s EBITDA for such fiscal year minus (b) without duplication, the sum of (i) taxes actually paid by the Borrower and its Subsidiaries during such fiscal year, (ii) Capital Expenditures of the Borrower and its Subsidiaries actually paid during such fiscal year, (iii) the consolidated interest expense of the Borrower and its Subsidiaries actually paid during such fiscal year, and (iv) scheduled principal payments of Indebtedness of the Borrower and its Subsidiaries during such fiscal year.

“Existing Letters of Credit” means the Letters of Credit (as such term is defined under the Existing Credit Agreement) outstanding as of the Effective Date under the Existing Credit Agreement.

“Final Payment Date” means the date on which all Advances, interest, fees and other amounts payable under any Loan Document (other than obligations for taxes, costs, indemnifications, reimbursements and similar amounts for which no claim or demand for payment has been made) have been paid, the Commitments have terminated and all outstanding Letters of Credit have expired or been terminated.

“Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (i) EBITDA for the 12 month period ending on such date to (ii) Fixed Charges for such period.

“Fixed Charges” means, with respect to any period, the sum of (i) interest expense, (ii) Current Maturities of Indebtedness, (iii) taxes paid in cash and (iv) Maintenance Capital Expenditures, in each case for such period.

“GAAP” means generally accepted accounting principles as in effect from time to time as set forth in the opinions, statements and pronouncements of the Accounting Principles Board of American Institute of Certified Public Accounting, the Financial Accounting Standards Board and such other Persons who shall be approved by a significant segment of the accounting profession.

“Guarantor” means (i) subject to the release of any of the following as a Guarantor in accordance with the terms of this Agreement, each Subsidiary of the Company listed on Schedule 6.12 that it is a Domestic Subsidiary and (ii) each other Subsidiary of the Borrower that executes a Joinder Agreement in accordance with Section 7.10.

“Guaranty” means the Guaranty dated as of February 11, 2005, executed and delivered by the Subsidiaries of the Borrower party thereto in favor of the Bank.

“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous materials, substances, or wastes, or flammable, explosive or radioactive materials, or material otherwise regulated under any Environmental Law.

“Hedging Arrangement” means a hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any security at a future date for a specific price) that is entered into to reduce or eliminate or otherwise protect against the risk of fluctuations in interest rates, foreign exchange rates or commodity prices.

“Highest Lawful Rate” means at any date the maximum nonusurious interest rate that may under applicable law then be contracted for, charged, received, taken, collected or reserved by the Bank on the Notes or the Obligations.

“Indebtedness” means, for any Person, (i) indebtedness for borrowed money of such Person, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations of such Person to pay the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business and not more than 120 days past due, (iv) obligations of such Person as lessee under leases that are or should be, in accordance with GAAP, recorded as capital leases, (v) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Indebtedness or obligations of others, (vi) all Indebtedness (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Indebtedness is assumed by such Person, and (vii) any Debt of a partnership for which such Person is liable either by agreement or by operation of law but only to the extent of such liability.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 3.02.

“Interest Payment Date” means (a) with respect to any Base Rate Advance, the last day of each calendar month, and (b) with respect to any Eurodollar Advance, the last day of the Interest Period applicable to such Advance and, in the case of a Eurodollar Advance with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Advance, the period commencing on the date of such Advance and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period pertaining to a Eurodollar Advance that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning of such term as defined in the Security Agreement to the extent that there exists an Acceptable Security Interest on same.

“Investment” means any investment so classified under GAAP made by stock purchase, capital contribution, loan or advance or by purchase of property or otherwise, but in any event shall include as an investment in any Person that amount of all Indebtedness owed by such Person and all accounts receivable from such Person that are not current assets and did not arise from services rendered or sales to such Person in the ordinary course of business.

“Joinder Agreement” means a Joinder Agreement in the form of Exhibit D or such other form as the Bank shall approve executed by any new Domestic Subsidiary making such Subsidiary a Guarantor and a party to the Security Agreement.

“LC Disbursement” means a payment made by the Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower or converted into an Advance pursuant to Section 4.04 at such time.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Indebtedness of the Borrower at such date [less any Indebtedness of CAVO guaranteed by the Borrower] to (b) EBITDA for the 12 month period ending on such date.

“LIBO Rate” means, with respect to any Eurodollar Advance for any Interest Period, the rate appearing at Reuters Reference Screen LIBOR01 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Bank from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Advance for such Interest Period shall be the rate at which dollar deposits of $1,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Bank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means with respect to any asset (i) any mortgage, lien, pledge, charge, security interest or encumbrance or any other type of preferential arrangement of any kind in respect of such asset, whether arising by contract, operation of law or otherwise, or (ii) the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan Documents” means this Agreement, the Notes, the Guaranty, the Security Agreement, the Deeds of Trust and any other documents executed by any Person in connection with, as evidence of or as security for, the obligations of any Person hereunder.

“Maintenance Capital Expenditures” means an amount equal to $2,000,000 for each 12 month period.

“Material Adverse Effect” means a material adverse effect (a) on the business, condition (financial or otherwise), results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole; (b) on the legality, validity or enforceability of any Loan Document; (c) on any Credit Party’s ability to perform its obligations under any Loan Document; or (d) the rights and remedies of or benefits available to the Bank under any Loan Document.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means with respect to any disposition of assets by the Borrower or any Subsidiary, an amount equal to the gross proceeds in cash (including cash equivalents and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such disposition, net of attorneys’ fees, accountants’ fees, brokerage, consultant fees, underwriting commissions and other fees and expenses actually incurred in connection with such disposition and reserves for taxes and other liabilities established in connection with such disposition.

“Notes” means the Working Capital Note, the Equipment Note and the Real Estate Note.

“Obligations” means (a) all principal, interest (including post-petition interest), fees, reimbursements, indemnifications, and other amounts now or hereafter owed by any of the Credit Parties to the Bank under the Loan Documents and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations and (b) all obligations of any Credit Party owing to the Bank or an Affiliate of the Bank under any Hedging Arrangements that are permitted by the terms hereof.

“Other Instruments” means as to any Person the certificate or articles of incorporation, bylaws, or partnership agreement of such Person and all agreements, loan or credit agreements (other than the Loan Documents), instruments, documents, judgments, orders, writs, injunctions, decrees, determinations, awards, ordinances, laws, rules, statutes, regulations, rulings, franchises, permits or the like to which such Person is a party or by which such Person or any assets of such person may be bound or affected.

“PBGC” means the Pension Benefit Guaranty Corporation and any successor to all or any of its functions under ERISA.

“Permits” means any and all registrations, notifications, licenses, authorizations, permits, certificates, approvals and consents required by any governmental agency or authority.

“Permitted Investments” means (a) readily marketable direct obligations of the United States of America, (b) certificates of time deposit with the Bank, (c) demand deposits with the Bank, (d) securities issued or guaranteed by an agency of the government of the United States of America or repurchase agreements collateralized by such securities, (e) prime commercial paper with a credit rating of A-1 or better as published by Standard & Poor’s Ratings Group in its most recent applicable rating publication or a rating of P-1 or better as published by Moody’s Investors Service, Inc. in its most recent applicable rating publication and (f) commercial paper of the Bank.

“Permitted Liens” means (i) Liens granted to the Bank to secure the Obligations, (ii) Liens for taxes, assessments or other governmental charges which are not yet due or which are being actively contested in good faith by appropriate proceedings diligently conducted, (iii) Liens securing Indebtedness permitted pursuant to Section 8.02(c) but only on the Property acquired and improvements and accessions thereto and (iv) landlord’s, materialmen’s, mechanics’, carriers’, workmen’s, warehouseman’s and repairmen’s liens, and other similar liens imposed by Law arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established.

“Person” (whether or not capitalized) means an individual, corporation, limited liability company, partnership, joint venture, trust, association, unincorporated organization, receiver, custodian or similar official or any other juridical entity, or a government or any agency or political subdivision thereof.

“Plan” has the meaning set forth in Section 6.13.

“Prime Rate” means a fluctuating interest rate per annum (computed on the basis of a year of 365 (or 366) days for the actual number of days elapsed, including the first day but excluding the last day) as shall be in effect from time to time, which rate per annum shall at all times be equal to the rate of interest announced publicly by the Bank from time to time as the Bank’s prime commercial rate, each change in such fluctuating interest rate to take effect simultaneously with the corresponding change in the Bank’s prime commercial rate. The Prime Rate may not represent the lowest or best rate actually charged to customers of the Bank.

“Pro Forma Fixed Charge Coverage Ratio” means, at any time, the ratio of (i) EBITDA for the 12 month period most recently ended prior to such time for which financial statements are available to (ii) the sum of Fixed Charges for such period plus the payments of principal of the Subordinated Debt from the last day of such 12 month period through such time.

“Property” of any Person means any and all property or assets (real, personal or mixed, tangible or intangible) of such Person.

“Real Estate Loan” has the meaning specified in Section 2.01(c).

“Real Estate Note” means the promissory note payable to the order of the Bank evidencing the Real Estate Loan, together with all modifications, extensions, renewals and rearrangements thereof, delivered to the Bank prior to the Effective Date.

“Real Property” means the real property described on Schedule 1.01 and any additional real property that is subject to the Lien of any Deed of Trust delivered after the date hereof pursuant to Section 7.10(b).

“Request for Advance” has the meaning specified in Section 2.02.

“Restricted Payment” means (a) any payment, dividend or other distribution, direct or indirect, in respect of any Equity Interest in the Borrower or any Subsidiary, except a distribution payable solely in additional Equity Interests in the Borrower, and (b) any payment, direct or indirect, on account of the redemption, retirement, purchase or other acquisition of any Equity Interest in the Borrower or any Subsidiary.

“Security Agreement” means the Security Agreement dated as of February 11, 2005, granting to the Bank a Lien on certain of the assets of the Credit Parties.

“SES” means SES Holdings, Inc., an Oklahoma corporation.

“Sellers” means Owen Richman, Antony Dyakowski and Gwen Bristow.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Bank is subject with respect to the Adjusted LIBO Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Advances shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Bank under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” means the Indebtedness of the Borrower and its Subsidiaries, calculated in accordance with GAAP, heretofore or hereafter incurred, that is subordinate and subject in right to payment on terms satisfactory to the Bank in its sole discretion and, with respect to the Borrower and its Subsidiaries, includes as of the Effective Date the subordinated indebtedness described on Schedule 8.02 hereto.

“Subsidiary” means, as to any Person (the “parent”), any corporation, partnership or other entity, a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar body of such entity (irrespective of whether or not at the time Equity Interests of any other class or classes of such entity have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the parent or one or more of the Subsidiaries of the parent.

“Termination Date” means January 31, 2010.

“Type”, when used in reference to any Advance, refers to whether the rate of interest on such Advance is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Working Capital Commitment” means the Bank’s Commitment to make Advances in the aggregate amount of $25,000,000 pursuant to Section 2.01(a) as reduced from time to time pursuant to Section 2.03.

“Working Capital Exposure” means, with respect to the Bank at any time, the sum of the outstanding principal amount of the Working Capital Loan and the LC Exposure at such time.

“Working Capital Loan” has the meaning specified in Section 2.01(a).

“Working Capital Loan Borrowing Base” means, at any time such determination is made, an amount calculated in accordance with the Working Capital Loan Borrowing Base Certificate equal to the sum of (i) 85% of Eligible Accounts Receivables and (ii) the least of (A) 50% of the Eligible Inventory, (B) $10,000,000 and (C) the amount in clause (i).

“Working Capital Loan Borrowing Base Certificate” means as of any date, a certification to the Working Capital Loan Borrowing Base as of such date substantially in the form of Exhibit B.

“Working Capital Loan Maturity Date” means August 8, 2009.

“Working Capital Note” means a promissory note payable to the order of the Bank evidencing the Working Capital Loan, together with all modifications, extensions, renewals and rearrangements thereof.

SECTION 1.02 Accounting Terms. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP in the preparation of the financial statements referred to in Section 7.02.

SECTION 1.03 Interpretation.

(a) In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any gender includes each other gender;

(iii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(iv) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually, provided that nothing in this clause (iv) is intended to authorize any assignment not otherwise permitted by this Agreement;

(v) reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, and reference to any Note includes any note issued pursuant hereto in extension or renewal thereof and in substitution or replacement therefor;

(vi) unless the context indicates otherwise, reference to any Article, Section, Schedule or Exhibit means such Article or Section hereof or such Schedule or Exhibit hereto;

(vii) the word “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term;

(viii) with respect to the determination of any period of time, the word “from” means “from and including” and the word “to” means “to but excluding”;

(ix) reference to any law means such as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time; and

(x) whenever the character or amount of any asset or liability or item of income or expense is required to be determined, such determination shall be made in accordance with GAAP.

(b) The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

(c) No provision of this Agreement shall be interpreted or construed against any Person solely because that Person or its legal representative drafted such provision.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01 The Advances.

(a) Subject to the terms and conditions of this Agreement, including those in Article V, the Bank shall make Advances (the “Working Capital Loan”) to the Borrower from time to time on any Business Day during the period from the date hereof until the Working Capital Loan Maturity Date in an aggregate amount not to exceed at any time outstanding the Working Capital Commitment; provided, however, that the Working Capital Exposure shall at no time exceed the lesser of (y) the Working Capital Commitment or (z) the Working Capital Loan Borrowing Base. Within the foregoing limits, the Borrower may borrow, prepay and reborrow pursuant to the terms hereof.

(b) Subject to the terms and conditions of this Agreement, including those in Article V, the Bank shall make an Advance (the “Equipment Loan”) to the Borrower on the date hereof in an aggregate amount not to exceed the Equipment Loan Commitment.

The Borrower may not reborrow amounts repaid with respect to the Equipment Loan. The Equipment Loan Commitment shall terminate at the close of business on the Effective Date.

(c) Prior to the date hereof, the Bank has made Advances to the Borrower having an aggregate principal amount currently outstanding of $932,731 that have been designated as Real Estate Loans under the Existing Credit Agreement. Such Advances shall remain outstanding following the effectiveness of this Agreement and are hereinafter referred to collectively as the “Real Estate Loan”. The Borrower may not reborrow amounts repaid with respect to the Real Estate Loan.

(d) Each Advance shall be either a Base Rate Advance or a Eurodollar Advance as the Borrower may request in accordance herewith. The Bank at its option may make any Eurodollar Advance by causing any domestic or foreign branch or Affiliate of the Bank to make such Advance; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Advance in accordance with the terms of this Agreement.

(e) At the commencement of each Interest Period for any Eurodollar Advance, such Advance shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each Base Rate Advance is made, such Base Rate Advance shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that a Base Rate Advance may be in an aggregate amount that is equal to the entire unused balance of the total Working Capital Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 4.04. Advances of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of four Eurodollar Advances outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Advance if the Interest Period requested with respect thereto would end after the maturity date for such Advance.

SECTION 2.02 Making the Advances.

(a) To request an Advance, the Borrower shall notify the Bank of such request (i) in the case of a Eurodollar Advance, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Advance or (ii) in the case of a Base Rate Advance, not later than 11:00 a.m., New York City time, on the date of the proposed Advance. The Borrower shall make each such request by delivery to the Bank of a written Request for Advance in substantially the form of Exhibit C and signed by the Borrower (a “Request for Advance”), and each Request for Advance shall be irrevocable. Each Request for Advance shall specify the following information in compliance with Section 2.01:

(i) the aggregate amount of the requested Advance;

(ii) the date of such Advance, which shall be a Business Day;

(iii) whether such Advance is to be a Base Rate Advance or a Eurodollar Advance;

(iv) in the case of a Eurodollar Advance, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the amount of the then effective Working Capital Loan Borrowing Base, the current total Working Capital Exposure (without regard to the requested Advance) and the pro forma total Working Capital Exposure (giving effect to the requested Advance); and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Advance is specified, then the requested Advance shall be a Base Rate Advance. If no Interest Period is specified with respect to any requested Eurodollar Advance, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Request for Advance shall constitute a representation that the amount of the requested Borrowing shall not cause the Working Capital Exposure to exceed the Working Capital Commitment.

SECTION 2.03 Reduction and Changes in the Commitment.

(a) The Borrower shall have the right, upon at least three Business Days’ prior written notice to the Bank, to terminate in whole or reduce in part, the unused portion of the Working Capital Commitment; provided, however, that the Borrower may not terminate or partially reduce such Commitment at any time to an amount less than the sum of all Credit Extensions then outstanding under such Commitment; and provided further, that any such partial reduction shall be in amounts of not less than $500,000 and shall be an integral multiple of $25,000. Such notice shall specify the date and the amount of the termination or reduction of the Commitment.

(b) On the Working Capital Loan Maturity Date the Working Capital Commitment shall terminate.

ARTICLE III

NOTES, INTEREST AND PAYMENT

SECTION 3.01 The Notes.

(a) The aggregate amount of all Advances made by the Bank under the Working Capital Loan shall be evidenced by the Working Capital Note. The aggregate amount of all Advances made by the Bank under the Equipment Loan shall be evidenced by the Equipment Note. The aggregate amount of all Advances made by the Bank under the Real Estate Loan shall be evidenced by the Real Estate Notes.

(b) The Borrower shall pay interest and shall pay principal on the Advances as provided herein. The Bank shall use its best efforts to keep a record of the Advances made by it and the payments received by it with respect to each Note, and the aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on each Note. The failure so to record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under each Note to repay the outstanding principal amount of the Advances together with all interest accruing thereon.

SECTION 3.02 Interest Elections.

(a) Each Advance initially shall be of the Type specified in the applicable Advance Request and, in the case of a Eurodollar Advance, shall have an initial Interest Period as specified in such Advance Request. Thereafter, the Borrower may elect to convert such Advance to a different Type or to continue such Advance and, in the case of a Eurodollar Advance, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Advance, in which event each such portion shall be treated as a separate Advance.

(b) To make an election pursuant to this Section, the Borrower shall notify the Bank of such election by the time that a Request for Advance would be required under Section 2.02 if the Borrower were requesting an Advance of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be made by delivery to the Bank of a written Interest Election Request in a form approved by the Bank and signed by the Borrower.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.01:

(i) the Advance to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Advance (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Advance);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Advance is to be a Base Rate Advance or a Eurodollar Advance; and

(iv) if the resulting Advance is a Eurodollar Advance, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Advance but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Advance prior to the end of the Interest Period applicable thereto, then, unless such Advance is repaid as provided herein, at the end of such Interest Period such Advance shall be converted to a Base Rate Advance. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Bank so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Advance may be converted to or continued as a Eurodollar Advance and (ii) unless repaid, each Eurodollar Advance shall be converted to a Base Rate Advance at the end of the Interest Period applicable thereto.

SECTION 3.03 Interest.

(a) Each Base Rate Advance shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the lesser of (i) the Alternate Base Rate minus 0.25% and (ii) the Highest Lawful Rate.

(b) Each Eurodollar Advance shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the lesser of (i) the Adjusted LIBO Rate for the Interest Period in effect for such Advance plus 1.75% and (ii) the Highest Lawful Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Advance or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, or any other Event of Default shall occur and be continuing, the Advance shall bear interest on the unpaid principal amount thereof, after, as well as before judgment, at a rate per annum equal to the lesser of (i) 4% plus the rate applicable to Base Rate Advances as provided in paragraph (a) of this Section and (ii) the Highest Lawful Rate.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Working Capital Loans, upon termination of the Working Capital Loan Commitment; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Advance, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Bank, and such determination shall be conclusive absent manifest error.

SECTION 3.04 Principal Payments.

(a) Subject to the mandatory prepayment and acceleration provisions of this Agreement, the Borrower hereby promises to pay the unpaid principal balance of the Working Capital Note on the Working Capital Loan Maturity Date.

(b) The Borrower hereby promises to pay the Equipment Loan in 52 installments of $428,571.43 payable on the last day of each month and a final installment of $ 14,142,857.14 payable on December 31, 2011.

(c) The Borrower hereby promises to pay the Real Estate Loan in 52 installments of $6,002.43 payable on the last day of each calendar month and a final installment of $733,793.63 payable on December 31, 2011.

SECTION 3.05 Voluntary Prepayments.

(a) The Borrower may prepay the outstanding principal amount of any Advance in whole or in part, together with accrued unpaid interest to the date of such prepayment on the principal amount prepaid. All such prepayments shall be applied first to accrued, but unpaid, interest on such Advance, then to the principal amount of such Advance. Payments of principal on the Equipment Loan and the Real Estate Loan shall be applied to the remaining installments thereof in inverse order of maturity. If the Borrower prepays all or part of the Equipment Loan or the Real Estate Loan prior to February 11, 2008, the Borrower shall pay the Bank a prepayment fee equal to 1% of the then outstanding balance of the Equipment Loan and the Real Estate Loan.

(b) The Borrower shall provide to the Bank written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Advance, not later than 11:00 a.m., Houston time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of a Base Rate Advance, not later than 11:00 a.m., Houston time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Advance or portion thereof to be prepaid. Each partial prepayment of any Advance shall be in an amount that would be permitted in the case of an Advance of the same Type as provided in Section 2.02.

SECTION 3.06 Mandatory Prepayments.

(a) In the event any Working Capital Loan Borrowing Base Certificate submitted pursuant to Section 7.02 reflects that the Working Capital Exposure exceeds the Working Capital Loan Borrowing Base, the Borrower shall promptly make a prepayment in an aggregate principal amount equal to such excess.

(b) Within 15 days after the delivery of annual financial statements of the Borrower and its Subsidiaries for the fiscal year ending December 31, 2007, and each fiscal year thereafter, as contemplated by Section 7.02(a), the Borrower shall repay the Equipment Loan, without premium or penalty, in an amount equal to 50% of Excess Cash Flow for such fiscal year.

(c) Within 90 days after the last day of each fiscal quarter, the Borrower shall prepay the Equipment Loan from the Net Proceeds of any Equipment sold during such quarter that have not been reinvested in similar equipment prior to such 90th day.

(d) Any prepayment of the Equipment Loan shall be applied to the remaining installments of the Equipment Loan in inverse order of maturity.

SECTION 3.07 Fees.

(a) The Borrower shall pay to the Bank a commitment fee equal to 0.25% per annum on the average daily amount by which the Working Capital Loan Commitment exceeds the outstanding Working Capital Exposure. Such fee is due quarterly in arrears on each March 31, June 30, September 30 and December 31 and on the Working Capital Loan Maturity Date.

(b) The Borrower shall pay to the Bank the following fees with respect to Letters of Credit:

(i) a letter of credit fee for each Letter of Credit issued hereunder in an amount equal to the 1.75% per annum (calculated on the basis of a 360 day year) on the face amount of such Letter of Credit for the period such Letter of Credit is outstanding. Such fee shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Working Capital Loan Maturity Date; and

(ii) Such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any Letters of Credit. Such fees shall be due and payable as requested by the Bank in accordance with the Bank’s then current fee policy.

SECTION 3.08 Payments and Computations.

(a) The Borrower shall make each payment or prepayment hereunder and under the Notes not later than 12:00 Noon (Houston, Texas time) on the day when due in Dollars to the Bank at its address referred to in Section 10.02 in same day funds.

(b) Each determination by the Bank of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

SECTION 3.09 The Borrower Unconditionally Liable. The Borrower shall be unconditionally liable to the Bank for the principal amount of all Credit Extensions, interest due thereon, and all other amounts due to the Bank hereunder or under any other agreement or security document executed in connection herewith, and shall make prompt and punctual payment when due of such amounts.

SECTION 3.10 Reserve Requirements; Change in Circumstances.

(a) It is understood that the cost to the Bank of making or maintaining any of the Advances may fluctuate as a result of the applicability of, or changes in, reserve requirements imposed by the Board of Governors of the Federal Reserve System. The Borrower agrees to pay to the Bank from time to time, as provided in paragraph (d) below, such amounts as shall be necessary to compensate the Bank for the portion of the cost of making or maintaining Advances resulting from any such reserve requirements to the extent set forth in this Section.

(b) Notwithstanding any other provision herein, if after the date of this Agreement the introduction of any applicable law or regulation or any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any applicable guideline or request from any central bank or governmental authority (whether or not having the force of law) (i) shall change the basis of taxation of payments to the Bank of the principal of or interest on any Advance made by the Bank or any other fees or amounts payable hereunder, other than (x) taxes imposed on the overall net income or franchise taxes with respect to the Bank or its lending office by the jurisdiction in which the Bank or its lending office has its principal office or by any political subdivision or taxing authority therein (or any tax which is enacted or adopted by such jurisdiction, political subdivision or taxing authority as a direct substitute for any such taxes) or (y) any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Bank to comply with any certification, information, documentation or other reporting requirement, or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank, and the result of any of the foregoing shall be to increase the cost to the Bank of maintaining its Commitment or to reduce the amount of any sum received or receivable by the Bank hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed in good faith by the Bank to be material, then the Borrower shall pay to the Bank such additional amount as will compensate the Bank for such increase or reduction upon demand by the Bank. Notwithstanding the foregoing, in no event shall the Bank be permitted to receive any compensation hereunder constituting interest in excess of the Highest Lawful Rate.

(c) If the Bank shall have determined in good faith that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any lending office of the Bank) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency (including any capital adequacy guidelines under consideration as of the date of this Agreement by the Board of Governors of the Federal Reserve System and the Comptroller of the Currency) (except any such adoption or change reflected in the Adjusted LIBO Rate), has or would have the effect of reducing the rate of return on the Bank’s capital or any corporation controlling the Bank’s capital as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank’s policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction upon demand by the Bank. Notwithstanding the foregoing, in no event shall the Bank be permitted to receive any compensation hereunder constituting interest in excess of the Highest Lawful Rate.

(d) If the Bank seeks compensation under this Agreement it will notify the Borrower of any event occurring after the date of this Agreement which will entitle the Bank to compensation pursuant to this Section, as promptly as practicable, and in any event within 180 days after it becomes aware thereof and determines to request compensation. A certificate of the Bank setting forth in reasonable detail (i) such amount or amounts as shall be necessary to compensate the Bank as specified in paragraph (a) or (b) above, as the case may be, and (ii) the calculation of such amount or amounts shall be delivered to the Borrower and shall be prima facie evidence of such amount or amounts. The Borrower shall pay to the Bank the amount shown as due on any such certificate within ten days after its receipt of the same.

(e) Failure on the part of the Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any Advance shall not constitute a waiver of the Bank’s rights to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to such Advance, provided that Borrower’s obligation to pay the Bank shall be limited to the increased costs or reduced amount that is attributable to the period commencing 180 days prior to the date on which the Bank gives the Borrower notice under subsection (d) hereof. The protection of this Section shall be available to the Bank regardless of any possible contention of invalidity or inapplicability of law, regulation or condition that has been imposed.

SECTION 3.11 Indemnity. The Borrower shall indemnify the Bank against any loss or reasonable expense which the Bank may sustain or incur as a consequence of (a) any failure by the Borrower to fulfill on the date of any Advance hereunder the applicable conditions set forth in Article V, (b) any failure by the Borrower to borrow hereunder after a Request for Advance pursuant to Article II has been given, (c) any default in the payment or prepayment of the principal amount of any Advance or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by notice of prepayment or otherwise) or (d) the occurrence of any Event of Default. A certificate of the Bank setting forth any amount or amounts which the Bank is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive, if made in good faith, absent demonstrable error. The Borrower shall pay to the Bank the amount shown as due on any certificate within 30 days after its receipt of the same. Notwithstanding the foregoing, in no event shall the Bank be permitted to receive any compensation hereunder constituting interest in excess of the Highest Lawful Rate. Without prejudice to the survival of any other obligations of the Borrower hereunder, the obligations of the Borrower as to any claim under this Section shall survive the termination of this Agreement, the payment or assignment of any of the Notes or any combination of the foregoing provided notice of such claim shall have been given to the Borrower within 180 days after such termination or assignment.

ARTICLE IV

LETTERS OF CREDIT

SECTION 4.01 General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Bank, at any time and from time to time prior to the Working Capital Loan Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. On and after the Effective Date, each Existing Letter of Credit shall be a Letter of Credit issued hereunder.

SECTION 4.02 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Bank) to the Bank (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 4.03), the amount (in Dollars) of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Bank, the Borrower also shall submit a letter of credit application on the Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that) after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $1,000,000 and (ii) the total Working Capital Exposure shall not exceed the total Working Capital Loan Commitment.

SECTION 4.03 Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is 30 Business Days prior to the Working Capital Loan Maturity Date; provided, however, that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

SECTION 4.04 Reimbursement. If the Bank makes any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Bank an amount equal to such LC Disbursement not later than 12:00 noon, Houston, Texas time, on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 11:00 a.m., Houston, Texas time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided, however, that, if no Default has occurred and is continuing, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.01(a) an Advance to finance such reimbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Working Capital Advance.

SECTION 4.05 Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 4.04 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Bank nor any of its Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Bank; provided, however, that the foregoing shall not be construed to excuse the Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In the absence of gross negligence or willful misconduct on the part of the Bank (as finally determined by a court of competent jurisdiction), the Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

SECTION 4.06 Disbursement Procedures. The Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Bank shall promptly notify the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Bank has made or will make an LC Disbursement thereunder; provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Bank with respect to any such LC Disbursement.

SECTION 4.07 Interim Interest. If the Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to the Working Capital Loan; provided, however, that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 4.04, then Section 3.03(c) shall apply.

SECTION 4.08 Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Bank demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Bank, in the name of the Bank, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided, however, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (d) or (e) of Section 9.01. Such deposit shall be held by the Bank as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Bank shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Bank and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. The Bank shall apply moneys in such account to reimburse itself for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

ARTICLE V

CONDITIONS OF LENDING

SECTION 5.01 Condition Precedent to Initial Credit Extension. The obligations of the Bank under this Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.01):

(a) The Bank shall have received the Working Capital Note and the Equipment Note, each duly executed and delivered by the Borrower to the order of the Bank.

(b) The Bank shall have received certified copies of all documents evidencing necessary governmental approvals, if any, with respect to the Loan Documents.

(c) The Bank shall have received a certificate of the Secretary of each Credit Party certifying inter alia, (i) true and correct copies of the organizational documents of such Credit Party, (ii) true and correct copies of resolutions adopted by the Board of Directors (or comparable body) of each Credit Party (A) authorizing the execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the incurrence of its obligations thereunder, (B) approving the forms of the Loan Documents that will be delivered at or prior to the Effective Date and (C) authorizing the officers of such Credit Party to execute and deliver the Loan Documents to which it is a party and any related documents, including any agreement or security document contemplated by this Agreement, and (iii) the incumbency and specimen signatures of the officers of such Credit Party executing any documents on behalf of such Credit Party.

(d) The Bank shall have received a certificate of the chief financial officer of the Borrower certifying inter alia, (i) the truth of the representations and warranties made by the Borrower in any Loan Document that will be delivered at or prior to the Effective Date, (ii) the absence of any proceedings for the dissolution or liquidation of the Borrower and (iii) the absence of the occurrence and continuance of any Default.

(e) The Bank shall have received certificates as to existence, qualification and good standing issued by the Secretary of State of each state wherein any Credit Party is or should be qualified to do business as a foreign entity.

(f) The Bank shall have received the written opinion of Doherty & Doherty LLP, counsel for the Borrower, dated the Effective Date, in form and substance satisfactory to the Bank.

(g) The Bank shall have received the payment of all fees required to be paid, and all expenses for which invoices have been presented.

(h) The Bank shall have received an executed payoff letter from the Sellers and BancFirst with accompanying releases in regard to the Indebtedness owing to said parties by SES or the Sellers;

(i) The Bank shall have received a Working Capital Loan Borrowing Base Certificate certified by the chief financial officer of the Borrower.

(j) The Bank shall have received certificates of insurance covering the properties of the Borrower and its Subsidiaries with such insurance carriers, for such amounts and covering such risks as are acceptable to the Bank;

(k) The Equipment Loan and the Working Capital Loan outstanding under the Existing Credit Agreement shall have been prepaid (or prepaid simultaneously with the closing hereunder) together with accrued interest and fees and all other amounts thereunder.

(l) The Bank shall be satisfied with the form and substance of the Acquisition Documents, the total financing requirements for the Acquisition of SES shall not exceed $8,200,000, the Acquisition shall have been consummated or shall be consummated simultaneously on the Effective Date in accordance with the terms of the Acquisition Documents (without any waiver or amendment of any such terms not approved by the Bank), and the Bank shall have received a certificate to such effect;

(m) Each Guarantor shall have executed and delivered to the Bank an agreement confirming the continued effectiveness of the Guaranty, the Security Agreement and the Deeds of Trust in a form satisfactory to the Bank; and

(n) The Bank shall have received all other documents that it may reasonably request relating to any other matters relevant hereto.

SECTION 5.02 Conditions Precedent to All Advances. The obligation of the Bank to make an Advance or issue, amend, renew or extend a Letter of Credit shall be subject to the satisfaction or waiver of the following conditions precedent on the date of such Advance or issuance:

(a) The Bank shall have received the Request for Advance required by Section 2.02 or a request for the issuance, amendment, renewal or extension of a Letter of Credit pursuant to Section 4.02.

(b) No Default has occurred and is continuing or will result from the making of such Advance.

(c) The representations and warranties of the Credit Parties contained in the Loan Documents shall be true and correct as of the date of such Advance, with the same effect as though made on such date.

(d) With respect to Advances under the Working Capital Loan, immediately after giving effect to such Advance, the Working Capital Exposure shall not exceed the lesser of (i) the Working Capital Loan Commitment or (ii) the Working Capital Loan Borrowing Base as set forth in the most current certificate required to be delivered pursuant to Section 7.02.

(e) No Material Adverse Effect shall have occurred since the Effective Date.

Each Advance hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Advance as to the facts specified in clauses (a) through (e) of this Section 5.02.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Borrower as to itself and its Subsidiaries represents and warrants to the Bank as follows:

SECTION 6.01 Organization, Standing and Qualification. Each Credit Party is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization and is duly qualified and licensed to do business and in good standing in each jurisdiction where the failure to be so qualified, licensed and in good standing would reasonably be likely to result in a Material Adverse Effect.

SECTION 6.02 Authority. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party are within such Credit Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) its Other Instruments, or (ii) any applicable law, regulation, ruling or order of any government or governmental entity or any contract to which any Credit Party is a party or by which the property of any Credit Party is bound. This Agreement, the other Loan Documents and the Acquisition Documents constitute the legal, valid and binding obligations of the Credit Parties party thereto enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the rights of creditors generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 6.03 Financial Condition. The consolidated balance sheets of the Borrower and its Subsidiaries at December 31, 2006 and June 30, 2007, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year and six month periods then ended, copies of which have been furnished to the Bank and certified by the chief financial officer of the Borrower, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP. Since December 31, 2006, there has been no Material Adverse Effect.

SECTION 6.04 Litigation. There is no pending or, to the best knowledge of the Borrower, threatened action or proceeding against or affecting the Borrower or any Subsidiary of the Borrower before any court, governmental agency or arbitrator (i) in which an adverse decision may have a Material Adverse Effect, (ii) that involve any Loan Document, Acquisition Document or the Acquisition, or (iii) that could impair the consummation of the Acquisition within the time and in the manner contemplated by the Acquisition Documents.

SECTION 6.05 Regulation U. The proceeds of the Credit Extensions will be used by the Borrower only for general corporate purposes and without limiting the foregoing, in no event will any proceeds of the Credit Extensions be used to acquire any security in any transaction that is subject to Sections 13 and 14 of the Securities Exchange Act of 1934 or to purchase or carry any margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying such margin stock.

SECTION 6.06 Compliance with Law. Each of the Borrower and its Subsidiaries is, and at all times since January 1, 2007, has been, in compliance with each law that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets where the failure to be in compliance could reasonably be expected to result in a Material Adverse Effect; and neither the Borrower nor any of its Subsidiaries has received any notice of, nor does any of them have knowledge of, the assertion by any governmental authority of any such violation or of any obligation of the Borrower or any Subsidiary to undertake any remedial action under any law.

SECTION 6.07 Other Instruments. No Credit Party is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any restriction which would have a Material Adverse Effect.

SECTION 6.08 Title to Properties. Borrower and each of its Subsidiaries has good, indefeasible and insurable title to all its material properties, including all property reflected in the consolidated balance sheet of the Borrower (except for such property as has been sold or otherwise disposed of in the ordinary course of business since the date thereof), free from any Liens except Permitted Liens.

SECTION 6.09 Taxes. Except as disclosed in writing by the Borrower to the Bank prior to the Effective Date, the federal tax returns of each Credit Party and such other tax returns and reports required to be filed with the appropriate governmental agencies in all jurisdictions in which such returns or reports are required to be filed have been filed and all of the foregoing are in all material respects, true and correct and complete. Each Credit Party has filed all federal, state and local tax returns and other reports required by law to be filed and have paid all taxes and other similar charges that are due and payable by it.

SECTION 6.10 Environmental Compliance.

(a) The Borrower and each of its Subsidiaries has been and is currently in compliance in all respects with all applicable Environmental Laws, except where such noncompliance is unlikely to have a Material Adverse Effect;

(b) Neither the Borrower nor any of its Subsidiaries has received notice that it is or may be a potentially responsible party for removal or remediation of any Hazardous Substance or petroleum product, or that any Person has or may exert a claim for contribution or reimbursement for such removal or remediation;

(c) To the best of the Borrower’s knowledge, there has been no release of any Hazardous Substance or petroleum product from, onto or under the Property of Borrower or any Subsidiary of the Borrower which release would have a Material Adverse Effect; and

(d) without limiting the foregoing:

(i) There is no existing or, to the best of the Borrower’s knowledge, anticipated order requiring the Borrower or any Subsidiary of the Borrower to clean up or remediate any Hazardous Substance or petroleum product on any property presently or formerly owned, leased or used by the Borrower or any Subsidiary of the Borrower;

(ii) All underground and above ground storage tanks located on the Property of the Borrower or any Subsidiary of the Borrower (“Tanks”) have been registered and all fees required by any Environmental Law have been paid;

(iii) The Borrower and Borrower’s Subsidiaries and all Tanks are in compliance with Chapter 26 of the Texas Water Code, Chapter 334 of the Texas Administrative Code, the Resource Conservation and Recovery Act and 40 C.F.R. Part 280, as supplemented and amended, including without limitation, requirements for financial assurance, tank replacement, and monitoring.

SECTION 6.11 No Default. Neither the Borrower nor any Subsidiary of the Borrower is in default under any instrument evidencing Indebtedness, and the execution, delivery and performance of this Agreement and the Loan Documents by the Credit Parties will not result in a default in the payment or performance of any obligations or in the performance of any mortgage, lease, contract or other agreement to which the Borrower or such Subsidiary is a party or by which the Borrower or such Subsidiary is or any of the Borrower’s or such Subsidiary’s properties or assets may be bound and no default thereunder has occurred and is continuing.

SECTION 6.12 Subsidiaries. Except as listed on Schedule 6.12, the Borrower has no Subsidiaries.

SECTION 6.13 ERISA. The Borrower and its Subsidiaries and each member of such parties’ “Controlled Group”, within the meaning of Section 414 of the Code or Section 4001(a) of ERISA, have timely fulfilled all their obligations under the minimum funding standards of ERISA and the Code with respect to each “Employee Benefit Plan” (within the meaning of Section 3(3) of ERISA), whether or not terminated, to or with respect to which either the Borrower, any Subsidiary of the Borrower and/or a member of its Controlled Group is making or accruing an obligation to make contributions or within the preceding six years has made or had an obligation to make contributions (a “Plan”) and are (and have been) in compliance in all material respects with the applicable provisions of ERISA, the Code and other law with respect to each Plan. Each Plan is (and/or has been) maintained and operated in compliance in all material respects with the applicable provisions of ERISA, the Code and other law. Neither the Borrower, any of its Subsidiaries nor any member of their Controlled Group:

(a) has sought (or is seeking) a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan;

(b) has failed to timely make any contribution or payment to or in respect of any Plan, or made any amendment to any Plan that has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code; or

(c) has incurred (and no event exists which could result in) any liability under Title IV of ERISA (other than a liability to the PBGC for premiums under Section 4007 of ERISA). No litigation, investigation or claim (other than a routine claim for benefits) is pending or, to the knowledge of the Borrower, threatened or anticipated concerning any Plan and no unfunded liability (whether or not current or contingent) exists under or with respect to any Plan.

SECTION 6.14 Acceptable Security Interest. The Security Agreement is effective to create in favor of the Bank a valid Lien on all right, title and interest of each Credit Party, as applicable, in the Collateral, as security for the Obligations, prior and superior in right to any other Lien (except for Liens permitted by Section 8.01). All financing statements have been filed that are necessary to perfect any security interest created pursuant to the Security Agreement that can be perfected by the filing of such financing statements and all actions necessary to provide control to the Bank, with respect to any Collateral for which control can be established in favor of the Bank, have been taken, including delivery of such Collateral to the Bank to the extent such Collateral is certificated or for which possession can provide perfection with respect thereto.

ARTICLE VII

AFFIRMATIVE COVENANTS

Until the Final Payment Date the Borrower as to itself and its Subsidiaries covenants as follows:

SECTION 7.01 Compliance with Laws, Etc.

(a) The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith by appropriate proceedings diligently conducted and shall comply with and perform and observe all material covenants, provisions and conditions to be performed and observed on the part of the Borrower or such Subsidiary in connection with all of its Other Instruments.

(b) Notwithstanding the foregoing, each of the Borrower and its Subsidiaries shall (i) comply in a timely fashion with, or operate pursuant to valid waivers of, the provisions of all Environmental Laws unless the failure to do so will not have a Material Adverse Effect, (ii) notify each Bank promptly in the event of any actual or alleged material noncompliance with any Environmental Laws or any notice of any actual or alleged obligation to take corrective action with respect to any Hazardous Substance or petroleum product and (iii) promptly forward to the Bank a copy of any claim, judgment, order, notice, civil or criminal complaint, actual or threatened Lien, request for injunction, threatened or actual withdrawal of any Permit or other communication or report in connection with any material matter relating to Environmental Laws, Hazardous Substances or petroleum products as it may adversely affect the Borrower or such Subsidiary or any Property of the Borrower or such Subsidiary.

SECTION 7.02 Reporting Requirements. The Borrower will furnish or will cause to be furnished at its expense to the Bank:

(a) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such year and the related consolidated and consolidating statements of income and cash flows for such year, audited and bearing an unqualified opinion by independent certified public accountants acceptable to the Bank and certified by the chief financial officer of the Borrower as fairly presenting the financial position of the Borrower and its Subsidiaries as at the dates indicated and in accordance with GAAP together with a statement of such accountants stating that, in making the examination necessary for their report, they obtained no knowledge of any Default, or, if such accountants shall have obtained knowledge of any such Default, specifying the details and the nature and status thereof;

(b) as soon as available and in any event within 25 days after the end of each calendar month of the Borrower, the consolidated and consolidating balance sheets of the Borrower as of the end of such month and the related consolidated and consolidating statements of income and cash flows of the Borrower for such month all in reasonable detail, certified by the chief financial officer of the Borrower as fairly presenting the financial position of the Borrower as at the dates indicated and in accordance with GAAP;

(c) as soon as available and in any event within 25 days after the end of each calendar month, a completed Working Capital Loan Borrowing Base Certificate as of the end of such month;

(d) as soon as available and in any event within 25 days after the end of the first three fiscal quarters of each fiscal year of the Borrower and within 120 days after the end of each fiscal year of the Borrower, a Compliance Certificate from the Borrower as of the end of such period;

(e) as soon as available and in any event within 25 days after the end of each calendar month of the Borrower, a monthly Accounts Receivable aging, accounts payables aging and inventory listing and aging report of Borrower, in form satisfactory to the Bank;

(f) as soon as available and in any event within ten days after the end of each fiscal year of the Borrower, a listing of all Accounts Receivable debtors including physical addresses, contact names and phone numbers;

(g) Within 30 days after the end of each fiscal year of the Borrower, annual operating and capital budgets for the current fiscal year;

(h) Promptly after the commencement thereof, notice of all actions, suits, investigations and proceedings before any court , tribunal, agency or other governmental authority, affecting the Borrower or any of its Subsidiaries;

(i) As soon as available and in any event within 25 days after the end of each fiscal quarter of the Borrower, an Equipment sales report from the Borrower as of the end of such period; and

(j) such other information as the Bank may from time to time reasonably request.

SECTION 7.03 Visitation Rights. At any reasonable time and from time to time upon prior notice to the Borrower, the Borrower shall permit the Bank or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit and inspect the Properties, Inventory and chattel paper of, the Borrower or any Subsidiary of the Borrower and to discuss the affairs, finances and accounts of the Borrower or such Subsidiary with any officer of the Borrower or such Subsidiary and their independent public accountants.

SECTION 7.04 Maintenance of Insurance. The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain insurance with responsible and reputable insurance companies in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same trade and general areas in which the Borrower or such Subsidiaries operate. Each liability insurance policy shall name the Bank as an additional insured and each property insurance policy shall name the Bank as loss payee. The Borrower will, and will cause each Subsidiary of the Borrower to, furnish evidence of any such insurance referred to in this Section upon request by the Bank.

SECTION 7.05 Maintenance of Properties, Etc. The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and preserve all of its Properties, necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 7.06 Keeping of Records and Books of Account. The Borrower shall, and shall cause each Subsidiary of the Borrower to, keep adequate records and books of account in accordance with GAAP.

SECTION 7.07 Preservation of Existence, Etc. The Borrower shall, and shall cause each Subsidiary of the Borrower to, preserve and maintain its existence, rights, franchises and privileges in the state of its formation and qualify and remain qualified in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations and the ownership of its Properties.

SECTION 7.08 Notification of Adverse Events. The Borrower shall notify the Bank of all Events of Default within five days of the occurrence thereof.

SECTION 7.09 ERISA Compliance. The Borrower shall, and shall cause each ERISA Affiliate to, comply in all material respects with the provisions of ERISA, the Internal Revenue Code of 1986, as amended, and all other applicable laws and the regulations and interpretations thereunder.

SECTION 7.10 Additional Security.

(a) No later than ten days after any Person becomes a Subsidiary, the Borrower shall, and shall cause such Subsidiary (unless it is not a Domestic Subsidiary) and its parent to, execute and deliver a Joinder Agreement under which (i) such Domestic Subsidiary shall grant a security interest in its assets described in the Security Agreement as security for the Obligations and become a Guarantor, and (ii) such parent pledges to the Bank 100% of the common stock or other ownership interests of such Domestic Subsidiary (or 65% of the common stock or other ownership interests of such Subsidiary if it is not a Domestic Subsidiary) and to deliver to the Bank such other documents relating to such Subsidiary as the Bank may reasonably request.

(b) From and after the Closing Date, if (i) the Borrower or any Guarantor acquires any fee interest in real property having a book value in excess of $100,000 or (ii) at the time any Person becomes a Guarantor, such Person owns or holds any such fee interest in real property of such value, such Credit Party shall deliver to the Bank, at its request after such acquisition of such property or such Person becomes a Guarantor, as the case may be, the following:

(i) A fully executed and notarized mortgage or deed of trust (an “Additional Mortgage”), duly recorded in all appropriate places in all applicable jurisdictions, encumbering the interest of such Credit Party in such property;

(ii) If requested by the Bank, a title report issued by a title company acceptable to the Bank with respect thereto, dated not more than 30 days prior to the date such Additional Mortgage is to be recorded and satisfactory in form and substance to the Administrative Agent, together with copies of any documents listed as exceptions to such title and, to the extent the Borrower or any Subsidiary obtains an owner’s title policy on said property, a mortgagee’s policy in an equal amount insuring the Lien in subsection (i) above; and

(iii) If requested by the Bank, evidence that said property is not in an area designated as prone to flooding or, if so, evidence of flood insurance reasonably satisfactory to the Bank.

SECTION 7.11 Borrowing Base Audits. The Borrower shall, and shall cause each of its Subsidiaries to, permit the Bank, at any reasonable time, and upon reasonable notice, to perform one collateral audit of the assets of the Borrower and its Subsidiaries that comprise the Borrowing Base during each fiscal year; provided, however, that, if an Event of Default has occurred and is continuing, the Bank shall be permitted to conduct additional audits as it determines. Regardless of whether an Event of Default has occurred and is continuing, all such audits shall be performed at the Borrower’s sole cost and expense.

SECTION 7.12 Treasury Management Services. The Borrower shall maintain in effect the existing depositing services provided by the Bank on an exclusive basis from the Effective Date through the Final Payment Date.

SECTION 7.13 Use of Proceeds. The Borrower shall use the proceeds of the Advances (i) to finance the working capital requirements of the Borrower and its Subsidiaries and for general corporate purposes, (ii) to finance the Acquisition and (iii) to refinance the Working Capital Loan and the Equipment Loan outstanding under the Existing Credit Agreement.

ARTICLE VIII

NEGATIVE COVENANTS

Until the Final Payment Date, the Borrower shall not and shall not permit any Subsidiary of the Borrower to:

SECTION 8.01 Liens. Create, incur, assume or suffer to exist any Lien upon or with respect to any of its Properties, now owned or hereafter acquired, or assign or otherwise convey any right to receive income or sell any accounts or notes receivable except Permitted Liens. Notwithstanding the foregoing, the parties acknowledge that they do not intend to subordinate the Lien granted to the Bank to any Permitted Lien that may arise in the future.

SECTION 8.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness without the written consent of the Bank except for:

(a) Indebtedness of the Borrower under the Loan Documents;

(b) Indebtedness shown on Schedule 8.02;

(c) Indebtedness in the amount of $1,000,000 or less incurred to finance the purchase price for assets necessary in Borrower’s ordinary course of business;

(d) A guarantee of Indebtedness of CAVO owed to the Bank and outstanding on the date hereof not to exceed $2,200,000 and any extensions, renewals, refinancings and replacements thereof; and

(e) Subordinated Indebtedness owing or to be owing by Turbeco, Inc. to Preston Phenes, in the approximate original principal amount of One Million Five Hundred Forty-Five Thousand Three Hundred Ninety-One and No/100 Dollars ($1,545,391.00), with a maturity date of September 1, 2009.

SECTION 8.03 Change in Nature of Business. Make any material change in the nature of the business of the Borrower or any Subsidiary of the Borrower as carried on at the date hereof.

SECTION 8.04 Transactions with Affiliates. Make any sale to, make any purchase from, extend credit to, make payment for services rendered by, or enter into any other transaction with any Affiliate unless, in each case, such sale, purchase or extension of credit is made or such services are rendered or such other transaction is entered into in the ordinary course of business and on terms and conditions at least as favorable to the Borrower or any Subsidiary of the Borrower as the terms and conditions that would apply in a similar transaction on an arms-length basis with a Person other than such Affiliate.

SECTION 8.05 Investments. Make any Investments in any Person except:

(a) Investments made to officers, employees or shareholders of the Borrower not in excess of $250,000 at any time outstanding;

(b) Investments by the Borrower in its Subsidiaries existing on the date hereof and as set forth in Schedule 6.12;

(c) Permitted Investments; and

(d) the Acquisition.

SECTION 8.06 Distributions. Directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment except for dividends by a Subsidiary to the Borrower or another Subsidiary.

SECTION 8.07 Subordinated Debt. Prepay any Subordinated Debt without the written consent of the Bank, or amend, modify, or change in any way any of the Subordinated Debt so as to change the stated maturity date of the principal of such debt, or any installment of interest thereon, to an earlier date, increase the rate of interest thereon or any premium payable on the redemption thereof, change any of the redemption or subordination provisions thereof (or the definitions of any defined terms contained therein) or otherwise change in any respect materially adverse to the interests of the Bank any of the terms thereof, in each case, without the written consent of the Bank; provided, however, the Borrower may make scheduled principal payments of the Subordinated Debt as they become due if (A) on the due date no Default exists, (B) the Bank has not notified either the Borrower or any holder of Subordinated Debt that a Default then exists or would be created by such payment, (C) the Pro Forma Fixed Charge Coverage Ratio at the time of such scheduled principal payment shall not be less than 1.5 to 1.0 and (D) immediately following such payment the lesser of the Working Capital Loan Borrowing Base and the Working Capital Commitment shall exceed the Working Capital Exposure by at least $500,000.

SECTION 8.08 Leverage Ratio. Permit the Leverage Ratio on the last day of any month to be more than (i) 3.0 to 1.0 for any month ending prior to January 1, 2008, and (ii) 2.5 to 1.0 thereafter.

SECTION 8.09 Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio on the last day of any month to be less than 1.3 to 1.0.

SECTION 8.10 Consolidated Net Income. Permit its Consolidated Net Income to be less than zero (i) for any fiscal quarter or (ii) for any Fiscal Year.

SECTION 8.11 Prohibition of Fundamental Changes. The Borrower shall not, nor shall it permit any of its Subsidiaries to, merge or consolidate with, or acquire all or any substantial part of the assets or class of stock or other ownership interests of, any other Person without the prior written consent of the Bank, except as follows:

(i) any wholly-owned Subsidiary may merge with any other wholly-owned Subsidiary; and

(ii) the Borrower may merge with any wholly-owned Subsidiary so long as the Borrower is the surviving entity.

SECTION 8.12 Asset Sales. The Borrower shall not, nor shall it permit any of its Subsidiaries to, sell, convey, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any assets except for:

(a) Sales of inventory in the ordinary course of business;

(b) Sales of Equipment provided that the proceeds of such sales are either reinvested in similar equipment and value or used to prepay the Equipment Loan within 90 days after the end of the fiscal quarter in which such sales were made; and

(c) Sales of assets other than Equipment that do not exceed $250,000 since the Effective Date.

SECTION 8.13 Capital Expenditures. The Borrower shall not permit the aggregate Capital Expenditures by the Borrower and its Subsidiaries in any fiscal year to exceed $15,000,000.

SECTION 8.14 Restrictions on CAVO. The Borrower will not, and will not permit any of its Subsidiaries to, vote for any amendment or termination of the CAVO Regulations, or any other agreement material to CAVO’s operations, except, in each case, for amendments that would not reduce CAVO’s cash flow and with respect to which the Borrower has provided to the Bank a copy of the proposed amendment at least five days prior to the effective date of such amendment.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

SECTION 9.01 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

(a) Any opinion, certification, representation or warranty to the Bank set forth in this Agreement or any other Loan Document or in any certificate required to be delivered herewith or therewith (including any Request for Advance) at any time (whether made or delivered on the date of this Agreement or prior to or after such date) shall be false when made or delivered in any material respect;

(b) Any Credit Party shall fail to comply with any of the provisions of any Loan Document other than those obligations referenced in Section 9.01(c) and such event continues for a period of 30 days after the Bank has sent the Borrower notice thereof or the Borrower has actual notice thereof;

(c) The Borrower shall fail to pay any principal or interest of any Note when due, whether by acceleration or otherwise, or any Credit Party shall fail to pay any Obligations owed under any Loan Document when due, in each case within three Business Days from the date when due;

(d) The Borrower or any Subsidiary of the Borrower (i) admits in writing its inability to pay its debts generally as they become due; (ii) is generally not paying its debts as they become due, except if contested in good faith by appropriate proceedings; (iii) files a petition under any bankruptcy law or any insolvency law or similar laws (including, without limitation, the Federal Bankruptcy Code of 1978 or any amendment thereto); (iv) makes a general assignment for the benefit of its creditors; or (v) files a petition or answer seeking for itself, or consenting to or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law referred to in clause (iii) of this paragraph (d) or fails to deny the material allegations of or to contest any such petition filed against it within 60 days;

(e) There is appointed a receiver, custodian, liquidator, fiscal agent or trustee of the Borrower or any Subsidiary of the Borrower or of the whole or any substantial part of the properties or assets of the Borrower or any Subsidiary of the Borrower or any court enters an order, judgment or decree approving a petition filed against the Borrower or any Subsidiary of the Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law referred to in clause (iii) of paragraph (d) of this Section or an order of relief is entered pursuant to any such law with respect to the Borrower or any Subsidiary of the Borrower and such order, judgment, decree or appointment shall not be dismissed within a period of 60 days;

(f) The Borrower or any Subsidiary of the Borrower fails to pay at maturity or renew any Indebtedness of the Borrower or Subsidiary of the Borrower or the default by the Borrower or any Subsidiary of the Borrower under any note, indenture, mortgage or obligation incurred pursuant thereto, the effect of which default (assuming the giving of notice or the passage of time or both) accelerates, or entitles any Person to accelerate, any maturity thereof or results in the forfeiture by Borrower or such Subsidiary of any of its rights under any such note, indenture or mortgage and the amount of any such Indebtedness (other than Subordinated Debt) individually or in the aggregate exceeds $100,000;

(g) The Borrower or any Subsidiary of the Borrower suffers a final judgment against it which, within 60 days from the date such judgment is entered, shall not have been discharged or execution thereof stayed pending appeal unless (i) such judgment is adequately covered by insurance; or (ii) adequate accruals with respect to such judgment have been established in accordance with GAAP and the aggregate amount of all such judgments not adequately covered by insurance is not at any time in excess of $200,000;

(h) The Borrower or any Subsidiary of the Borrower suffers to exist any order, judgment, claim, notice, injunction or decree of any governmental agency in connection with any Environmental Law requiring Borrower to (1) pay any penalty, (2) take corrective action or reimburse any Person for corrective action or (3) correct any violation, if the potential cost to the Borrower and its Subsidiaries of any of same exceeds individually or in the aggregate $200,000 and such order, judgment, claim or notice is not dismissed or continuously stayed or enjoined within a period of five days from the date the Borrower’s payment or corrective action is required;

(i) A Change of Control shall have occurred;

(j) Any material adverse change shall have occurred to the business, condition (financial or otherwise), results of operation or prospects of the Borrower and its Subsidiaries, taken as a whole, since the Effective Date;

(k) Any Loan Document shall at any time and for any reason cease to be in full force and effect and binding on the Credit Party party thereto or shall be contested by any party thereto or any Credit Party shall deny it has any liability under any Loan Document to which it is a party, or any Loan Document shall at any time and for any reason cease to create an Acceptable Security Interest in the Property purported to be subject to such agreement in accordance with the terms of such agreement; or

(l) An ERISA Event shall have occurred.

Upon the occurrence and during the continuance of an Event of Default, the Bank may (i) declare the Bank’s obligation to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) may take any and all actions, including to declare the Notes or any one of them, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon said Note, all such interest and all such amounts shall become and be forthwith due and payable, without grace, demand, presentment for payment, notice of dishonor, default, acceleration of the maturity thereof and of the intent to accelerate the maturity thereof, protest and notice of protest and notice of any kind, filing of suit, diligence in collecting the Note and bringing suit and enforcing of the security rights of the Bank, all of which, except for the notices referred to in Sections 9.01(b), are hereby expressly waived by the Borrower, and thereafter the Bank may pursue any remedy or take any action that it may have hereunder, at law, in equity, or otherwise (including, but not limited to, reducing any claim to judgment) if the Note is not paid at maturity (on demand, by acceleration or otherwise); provided, however, that in the event of an Event of Default described in either clause (d) or (e) above, (A) the obligation of the Bank to make Advances shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 10.02 Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopy or electronic communication) and mailed, telecopied or delivered as follows:

(a) if to the Borrower, at its address at 7030 Empire Central Drive, Houston, Texas 77040, Attention: Chief Financial Officer;

(b) if to the Bank, at its address at 1000 Louisiana, 3rd Floor, T5001-031, Houston, Texas 77002, Attention: Chad Johnson.

All such notices and communications shall when be effective when received.

SECTION 10.03 No Waiver; Remedies. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder or under the Notes shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 10.04 Costs, Expenses and Taxes. The Borrower shall pay on demand all reasonable out-of-pocket costs and expenses of the Bank in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the Notes, and the other Loan Documents, including costs associated with field examinations, appraisals and collateral reviews, the reasonable fees and out-of-pocket expenses of counsel for the Bank with respect to advising the Bank as to its rights and responsibilities under this Agreement, and all out-of-pocket costs and expenses, if any, of the Bank in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement, the Notes, and the other Loan Documents. If the Borrower fails to perform any agreement contained herein, the Bank may itself perform, or cause performance of, such agreement, and the costs and expenses of the Bank incurred in connection therewith shall be payable and the Borrower hereby promises to pay same, on demand.

SECTION 10.05 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Note and the other Loan Documents, whether or not the Bank shall have made any demand under this Agreement or any such Note and although such obligations may be unmatured. The Bank shall apply any amounts set off as herein described first to the Indebtedness of the Borrower owing under the Notes and the Loan Documents. The Bank shall promptly notify the Borrower after any such set-off and application made by the Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section are in addition to other rights and remedies (including other rights of set-off) that the Bank may have.

SECTION 10.06 Interest. Anything in this agreement or the other Loan Documents to the contrary notwithstanding, the Borrower shall never be required to pay unearned interest on any Note and shall never be required to pay interest on such Note at a rate in excess of the Highest Lawful Rate, and if the effective rate of interest that would otherwise be payable under this Agreement, the other Loan Documents and such Note would exceed the Highest Lawful Rate, or if the holder of such Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest that would increase the effective rate of interest payable by the Borrower under this Agreement and the other Loan Documents to a rate in excess of the Highest Lawful Rate, then (a) the amount of interest that would otherwise be payable by the Borrower under this Agreement, such Note and the other Loan Documents shall be reduced to the highest nonusurious amount allowed under applicable law; and (b) any unearned interest paid by the Borrower or any interest paid by the Borrower in excess of the Highest Lawful Rate shall be credited on the principal of such Note and, to the extent any funds remain, refunded to the Borrower. Without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by the Bank under the Note, or under this Agreement, are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to the Bank (such Highest Lawful Rate being the Bank’s “Maximum Permissible Rate”) and shall be made, to the extent permitted by usury laws applicable to the Bank (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the period of the full stated term of the Advances evidenced by said Note all interest at any time contracted for, charged or received by the Bank in connection therewith. If at any time and from time to time (i) the amount of interest payable to the Bank on any date shall be computed at the Bank’s Maximum Permissible Rate pursuant to this Section and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Bank would be less than the amount of interest payable to the Bank computed at the Bank’s Maximum Permissible Rate, then the amount of interest payable to the Bank in respect of such subsequent interest computation period shall continue to be computed at the Bank’s Maximum Permissible Rate until the total amount of interest payable to the Bank shall equal the total amount of interest that would have been payable to the Bank if the total amount of interest had been computed without giving effect to this Section.

SECTION 10.07 Indemnification. The Borrower shall indemnify the Bank, the Affiliates of the Bank, and their respective directors, officers, employees, agents, representatives and attorneys of each of them (the “Indemnified Parties”) from, and hold each of them harmless against, any and all liabilities, obligations, losses, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever to which any of them may become subject arising out of or based on the Loan Documents but excluding any such liabilities, obligations, losses, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by reason of the gross negligence or willful misconduct of the Indemnified Party. The obligations of the Borrower under this Section shall survive the termination of this Agreement and/or the payment or assignment of the Notes. IT IS THE EXPRESS INTENTION OF THE BORROWER THAT THE INDEMNIFIED PARTIES SHALL BE INDEMNIFIED AND HELD HARMLESS AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER ARISING OUT OF THE SOLE OR CONTRIBUTORY NEGLIGENCE OR STRICT LIABILITY OF THE INDEMNIFIED PARTY OR EACH OF THEM.

SECTION 10.08 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Bank and thereafter shall be binding upon and inure to the benefit of the Borrower, the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank.

SECTION 10.09 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of Texas without regard to its choice of law principles.

SECTION 10.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original.

SECTION 10.11 Assignment. The Bank may assign, transfer, convey or sell a participation or otherwise share its respective obligations and benefits hereunder; provided, however, that without the express written consent of the Borrower (which consent shall not be unreasonably withheld) no such assignment, transfer, conveyance or sale shall affect the rights and obligations of the Bank vis-a-vis the Borrower.

SECTION 10.12 Separability. Should any clause, sentence, paragraph or Section of this Agreement be judicially declared to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, and the parties hereto agree that the part or parts of this Agreement so held to be invalid, unenforceable or void shall be deemed to have been stricken herefrom and the remainder shall have the same force and effectiveness as if such part or parts had never been included herein.

SECTION 10.13 Limitation by Law. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement and the other Loan Documents are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they will not render this Agreement or any other Loan Document invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

SECTION 10.14 Waiver of DTPA Actions. THE BORROWER HEREBY WAIVES ALL PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT (AS AMENDED FROM TIME TO TIME, THE “DTPA”) AND EXPRESSLY RECOGNIZES THAT IT (i) HAS ASSETS OF $5 MILLION OR MORE, (ii) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLES IT TO EVALUATE THE MERITS AND RISKS OF THIS TRANSACTION AND (iii) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION RELATIVE TO THE PARTIES TO THIS CREDIT AGREEMENT.

SECTION 10.15 Agreement for Binding Arbitration.

(a) Any controversy or claim between or among the parties hereto, including but not limited to those arising out of or relating to this Agreement or the Loan Documents, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law), the rules of practice and procedure for the arbitration of commercial disputes of the American Arbitration Association (“AAA”), and the “special rules” set forth in paragraph (b) below. In the event of any inconsistency, the special rules shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Agreement or any of the Loan Documents applies in any court having jurisdiction over such action.

(b) The arbitration shall be conducted in Houston, Texas and administered by AAA, who shall appoint an arbitrator; if AAA is unable or legally precluded from administering the arbitration, then the Judicial Arbitration and Mediation Services, Inc. shall serve. All arbitration hearings shall be commenced within 90 days of the demand for arbitration; further, the arbitrator shall only, upon a showing of cause, be permitted to extend the commencement of such hearing for up to an additional 60 days.

(c) Nothing in this Agreement shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation or repose and any waivers contained in this Agreement or the Loan Documents; or (ii) be a waiver by the Bank of the protection afforded to it by 12 U.S.C. §91 or any substantially equivalent state law; or (iii) limit the rights of the Bank hereto (A) to exercise self help remedies such as (but not limited to) set-off, or (B) to foreclose against any real or personal property collateral, or (C) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, writ of possession or the appointment of a receiver. The Bank may exercise such self help rights, foreclose upon such Property, or obtain such provisional or ancillary remedies before, during, or after the pendency of any arbitration proceeding brought pursuant to this Agreement. Neither this exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies.

SECTION 10.16 Final Agreement of the Parties. THIS AGREEMENT, THE NOTES, THE SECURITY AGREEMENT AND THE OTHER LOAN DOCUMENTS CONSTITUTE A “LOAN AGREEMENT” AS DEFINED IN SECTION 26.02(A) OF THE TEXAS BUSINESS AND COMMERCE CODE, AND REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, effective as of the Effective Date.

FLOTEK INDUSTRIES, INC.

By:	/s/ Lisa Bromiley Meier
Lisa Bromiley Meier
Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Chad Johnson
Chad Johnson
Vice President